Exhibit 99.1

Impac Mortgage Holdings, Inc. Reports 57% Increase in Second Quarter Estimated

   Taxable Income Per Diluted Share to $0.88 for the Second Quarter 2004 as

 Compared to $0.56 for the Second Quarter 2003. Second Quarter Earnings Per Diluted Share Were $2.17 for the Second Quarter 2004 as Compared to $0.63 for

                             Second Quarter 2003.

Announces Second Quarter Earnings Conference Call and Posting of Monthly Fact
                                    Sheet


    NEWPORT BEACH, Calif., Aug. 16 /PRNewswire-FirstCall/ -- Impac Mortgage Holdings, Inc. (NYSE: IMH) ("IMH" or the "Company"), a real estate investment trust ("REIT"), reports second quarter 2004 estimated taxable income of $58.0 million, or $0.88 per diluted share as compared to estimated taxable income of $28.6 million, or $0.56 per diluted share, for second quarter 2003. Second quarter 2004 earnings were $143.2 million or $2.17 per diluted share as compared to $32.1 million or $0.63 per diluted share as restated. The increase in net earnings was primarily the result of a modification of our accounting for derivative financial instruments and hedging activities offset by a correction of our revenue recognition practice with respect to the cash sale of mortgage loan servicing rights to unrelated third parties. For a detailed discussion of these changes, please refer to the enclosed schedule of net earnings to estimated taxable income and to IMH's second quarter 2004 Form 10-Q filed with the Securities and Exchange Commission that includes a comprehensive explanation of the restatement of our financials results. IMH's Form 10-Q is also available on the company's Web site at www.impaccompanies.com or direct to http://imh.client.shareholder.com/edgar.cfm

    Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, "We are extremely pleased with efforts deployed by our accounting team to achieve a timely second quarter 10-Q filing." Mr. Tomkinson further commented, "as a result of record production and accretive capital raising, the Company's total assets more than doubled to $17.2 billion at June 30, 2004 as compared to $8.2 billion at June 30, 2003 and its book value per share increased 61% to $11.19 at June 30, 2004 as compared to $6.96 at June 30, 2003. Mr. Tomkinson stated, "The outlook for our business continues to remain very favorable which enabled the Company in the second quarter to increase its quarterly dividend to $0.75 per common share. We would like to remind our shareholders that as a REIT the Company is required to distribute at least 90% of its taxable income, therefore in evaluating the Company, investors should rely on taxable income not net earnings as a primary indicator of future dividends. "


                 Financial Highlights for Second Quarter 2004

     * Estimated taxable income per diluted share increased to $0.88 compared to $0.75 for the first quarter of 2004 and $0.56 for the second quarter of 2003;

     * Cash dividends declared per share increased to $0.75 compared to $0.65 for the first quarter of 2004 and $0.50 for the second quarter of 2003;

     * Total assets increased to $17.2 billion as of June 30, 2004 from $10.6 billion as of December 31, 2003 and $8.2 billion as of June 30, 2003;

     * Book value per share increased to $11.19 as of June 30, 2004 compared to $8.39 as of December 31, 2003 and $6.96 as of June 30, 2003;

     * Issued 6,933,000 shares of common stock at a weighted average price of $20.05, resulting in net cash proceeds of $134.2 million;

     * Issued 2,000,000 shares of preferred stock, resulting in net cash proceeds of $48.3 million;

     * Total market capitalization was $1.6 billion as of June 30, 2004 compared to $1.0 billion as of December 31, 2003 and $846.3 million as of June 30, 2003;

     * Dividend yield as of June 30, 2004 was 13.32%, based on annualized second quarter cash dividend of $0.75 per share and closing stock price of $22.52 per share;

     * The mortgage operations acquired and originated $5.5 billion of primarily Alt-A mortgages compared to $3.5 billion for the first quarter of 2004 and $1.9 billion for the second quarter of 2003;

     * The long-term investment operations retained $5.3 billion of primarily Alt-A mortgages acquired and originated by the mortgage operations compared to $2.9 billion for the first quarter of 2004 and $806.6 million for the second quarter of 2003; and

     * Impac Multi-Family Capital Corporation ("IMCC") originated $116.5 million of multi-family mortgages compared to $94.5 million for the first quarter of 2004 and $74.1 million for the second quarter of 2003.

     Conference Call & Live Web Cast

     Date:     Tuesday, August 17,2004
     Time:     9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).
     Speaker:  Mr. Joseph Tomkinson, Chairman and Chief Executive Officer
     Subject: Second quarter 2004 results of operations and general update Dial In: (800) 350-9149, conference ID number 9510170

     Live Webcast/ & Archive: http://www.impaccompanies.com, link to Investor Relations / Presentations


     A digital replay will be also available beginning on August 17 approximately 2 hours following call and ending on August 19, 2004. To participate in the replay dial 800 642 1687 or 706 645 9291 conference ID 9510170


    Monthly Fact Sheet

    The Company posts to its web site a monthly unaudited fact sheet. The monthly unaudited fact sheet is posted on or around the last day of the following month (i.e. the May 2004 monthly unaudited fact sheet was available on June 30, 2004). The June 2004 unaudited fact sheet will be posted on Tuesday, August 17, 2004. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheets by using our e-mail alert feature located at the web site www.impaccompanies.com under Impac Mortgage Holdings, Inc. / Investor Relations / Contact IR / Email Alerts.


    Reconciliation of Net Earnings to Estimated Taxable Income

    The following table presents a reconciliation of net earnings to estimated taxable income for the periods indicated: tax loss carry-forwards, if any.

    The following table presents a reconciliation of net earnings to estimated taxable income for the periods indicated (dollars in thousands, except per share amounts):


                                                     For the Three Months
                                                         Ended June 30,
                                                      2004           2003
                                                                (as restated)
    Net earnings                                   $143,214        $32,148
    Adjustments to net earnings:
      Provision for loan losses                      15,282          7,059
      Dividend from IFC                               7,500          6,930
      Fair value of non-designated
       derivative instruments (1)                  (102,027)        (4,615)
      Tax deduction for actual loan losses           (1,332)        (3,436)
      Anticipated partial worthlessness
       deduction on warehouse advances (2)           (2,000)            --
      Equity in net earnings of IFC (3)              (2,600)        (9,441)
    Estimated taxable income (4)                    $58,037        $28,645
    Estimated taxable income per diluted share        $0.88          $0.56
    Estimated taxable income per outstanding share    $0.83          $0.56

     (1) Derivative instruments are designated as free standing derivatives. The fair valuation of these instruments is an expense for GAAP but is not deductible for tax purposes.
     (2) Represents estimated partial impairment on specific warehouse advances that we anticipate will be non-collectible.
     (3) Represents estimated taxable income of the mortgage operations.
     (4) Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating tax loss carry-forwards.


    The following table presents a reconciliation of net earnings to estimated taxable income for the periods indicated (dollars in thousands, except per share amounts):

                                            For the Six Months Ended June 30,
                                                  2004            2003
                                                             (as restated)
    Net earnings                               $152,586         $56,957
    Adjustments to net earnings:
      Provision for loan losses                  25,007          13,543
      Dividend from IFC                          15,000          11,385
      Fair value of non-designated
       derivative instruments (1)               (75,380)         (8,139)
      Tax deduction for actual loan losses       (3,354)         (6,761)
      Anticipated partial worthlessness
       deduction on warehouse advances (2)       (8,000)             --
      Equity in net earnings of IFC (3)          (2,277)        (10,356)
    Estimated taxable income (4)               $103,582         $56,629
    Estimated taxable income
     per diluted share                            $1.54           $1.14
    Estimated taxable income
     per outstanding share                        $1.49           $1.12

     (1) Non-designated derivative instruments are derivative instruments that have not yet been designated as cash flow hedges. The fair valuation of derivative instruments is an expense for GAAP but is not deductible for tax purposes.
     (2) Represents estimated partial impairment on specific warehouse advances that we anticipate will be non-collectible.
     (3) Represents estimated taxable income of the mortgage operations.
     (4) Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating tax loss carry-forwards.



    Note: Safe Harbor "Statement under the Private Securities Litigation Reform Act of 1995." This release contains forward-looking statements including statements relating to the expected performance of the Company's businesses, earnings and dividend expectations. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, the ability to generate sufficient liquidity, interest rate fluctuations on our assets that differ from those on our liabilities, increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or interest rates, the availability of financing and, if available, the terms of any financing, changes in estimations of acquisition and origination and resale pricing of mortgage loans, changes in markets which the Company serves, including the market for Alt-A mortgages and fixed rate loans, the inability to originate multi-family or sub-prime mortgages, changes in general market and economic conditions, unanticipated delays in generating reports and other factors described in this press release and under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company's results may differ materially from its expectations and projections. We will update and revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.


    Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates three businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in Alt-A residential mortgage loans. The Mortgage Operations primarily acquires and originates and sells or securitizes Alt-A mortgage loans, and the Warehouse Lending Operations provides short-term lines of credit to originators of mortgage loans. The Company is organized as a REIT for tax purposes, which allows it generally to pass through earnings to stockholders without federal income tax at the corporate level.


    For additional information, questions or comments call or write Tania Jernigan, VP Investor Relations at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com.


    Website address: www.impaccompanies.com



SOURCE  Impac Mortgage Holdings, Inc.
    -0-                             08/16/2004
    /CONTACT: Tania Jernigan, VP Investor Relations of Impac Mortgage Holdings, Inc., +1-949-475-3600, tjernigan@impaccompanies.com/
    /Web site:  http://www.impaccompanies.com /
    (IMH)

CO:  Impac Mortgage Holdings, Inc.
ST:  California
IN:  FIN RLT
SU:  CCA ERN